EXHIBIT 16

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EXHIBIT 16 TO FORM 8-K/A
Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549	March 17, 2014

Dear Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K/A dated November 11, 2013 (filed on March 17, 2014), of The Dixie Group, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP